GABELLI GLOBAL SERIES FUNDS, INC.

           THE GABELLI GLOBAL TELECOMMUNICATIONS FUND
                 THE GABELLI GLOBAL GROWTH FUND
              THE GABELLI GLOBAL OPPORTUNITY FUND
          THE GABELLI GLOBAL CONVERTIBLE SECURITIES FUND

                      EXHIBIT TO ITEM 77I

              TERMS OF NEW OR AMENDED SECURITIES


The Gabelli Global Telecommunications Fund, The Gabelli
Global Growth Fund, The Gabelli Global Opportunity Fund and
The Gabelli Global Convertible Securities Fund, each a series of Gabelli Global Series Funds, Inc., have authorized for issuance an additional class of shares of common stock and classified such shares as Class I Shares.


                                      CLASS I SHARES

Front-End Sales Load?                      No.

Contingent Deferred Sales Charge?          No.

Rule 12b-1 Fee                            None.

Convertible to Another Class?              No.

Fund Expense Levels                   Lower annual expenses than
                                      Class A, Class B or Class C
                                      Shares.


Each share of Class I common stock has preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as other share classes of the Gabelli Funds, except as otherwise stated above.